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                                   EXHIBIT 5.1

   LAW OFFICES OF                            15233 VENTURA BOULEVARD, SUITE 410
WILLIAM B. BARNETT                             SHERMAN OAKS, CALIFORNIA 91403
    __________                                    TELEPHONE (818) 789-2688
                                                      FAX (818) 789-2680
    OF COUNSEL                                  EMAIL: WBARN @ PACIFICNET.NET
Sylvia R. Esquivel

                                December 15, 2003

Treasury International, Inc.
422 Montana Avenue
Libby, Montana 59923

RE:      Treasury International, Inc.
         2003 Professional/Employee/Consultant Stock Compensation Plan

Ladies and Gentlemen:

         We have acted as counsel for Treasury International, Inc. (the "Registrant") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Registrant's Common Stock, $0.001 par value (the "Shares"), all of which 1,000,000 shares of Registrant's Common Stock may be issued under the Treasury International, Inc. 2003 Professional/Employee/Consultant Stock Compensation Plan (the "Plan").

         In rendering our opinion, we have examined, and are familiar with, and have relied as to factual matters solely upon originals or copies certified, or otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary or appropriate for the purposes of the opinion set forth herein, including without limitation:

         1.   The Certificate of Incorporation of the Registrant.

         2.   The Bylaws of the Registrant, as amended to date.

         3. Confirmation of the Secretary of the State of Delaware as to the good standing of the Registrant in that state.

         4. Minutes of the Registrant relating to resolutions duly adopted by the Board of Directors of the Registrant regarding the Plan.

         5. A Certificate of the Secretary of the Registrant relating to the approval of the Plan by the stockholders of the Registrant, if required.

         6.   Copies of the Plan.

         In addition to the examination outlined above, we have conferred with various officers of the Registrant and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.



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         Based upon and subject to the foregoing, we are of the opinion that the
Shares are duly authorized and, when issued and delivered pursuant to the terms of the Plan and the terms of any agreement relating to any of the options granted there under, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                Very truly yours,

                        LAW OFFICES OF WILLIAM B. BARNETT

                             /s/ William B. Barnett
                             ----------------------
                             By: William B. Barnett











































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